UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

TheStreet.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-25779	06-1515824
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Wall Street 15th Floor New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 321-5000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement with James K. Lonergan

On March 1, 2007, TheStreet.com, Inc. (the “Company”) and James K. Lonergan entered into an Amendment to the Employment Agreement, dated March 1, 2003 (the “Amendment”) as previously amended March 14, 2006 (the “Employment Agreement”). Pursuant to the Amendment, Mr. Lonergan will continue to serve as the President and Chief Operating Officer of the Company through February 28, 2008.

In consideration for his service, Mr. Lonergan is entitled to an annual base salary of $285,000 and is eligible to receive annual cash bonus compensation for his employment during calendar year 2007 (the “Annual Bonus”). The Annual Bonus shall be discretionary in nature, based upon achievement of pre-established performance goals, as approved by the Compensation Committee of the Board of Directors with meaningful input on all goals from the Chief Executive Officer.

If Mr. Lonergan’s employment is terminated other than for “Cause” (as defined in the Employment Agreement), if he resigns for “Good Reason” (as defined in the Employment Agreement) or if under certain circumstances Mr. Lonergan’s responsibilities change as a result of a change in control of the Company, then he shall be entitled to receive (i) previously earned salary and bonus, (ii) health and insurance benefits for up to one year, and (iii) up to 100% of such salary for up to one year. Pursuant to the Agreement, and as a condition to certain of the forgoing severance entitlements, Mr. Lonergan is subject to certain non-competition, non-solicitation and confidentiality restrictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TheStreet.com, Inc. (Registrant)

Date: March 7, 2007	By:	/s/ Thomas J. Clarke, Jr.
Chief Executive Officer